EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 24 day of March, 2010, between Zions Bancorporation (the “Company”) and Kenneth Peterson (the “Employee”).

WHEREAS, the Company desires to engage the Employee as Executive Vice President and Chief Credit Officer of the Company and Employee is willing to serve in such capacity, on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date the Employee commences employment with the Company (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Employment Period”). The Employee’s employment is contingent upon execution of the necessary new employee documents that will be provided subsequently. Upon commencement of employment, the Employee will be required to sign a Statement of Compliance with the Employee Handbook. In no event shall the Effective Date occur after May 1, 2010, and in the event the Employee does not commence employment with the Company by such date, this Agreement shall terminate ab initio and neither the Company nor the Employee shall have any liabilities or obligations hereunder.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Employee shall serve as Executive Vice President and Chief Credit Officer of the Company with the appropriate authority, duties and responsibilities attendant to such position and any other duties that may be assigned by the Chief Executive Officer of the Company. During the Employment Period, the Employee shall also serve as a member of the Company’s Executive Management Committee. The Employee shall report to the Chief Executive Officer of the Company.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his business attention and time to the business and affairs of the Company and to use the Employee’s reasonable best efforts to perform such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Employee, if consistent with the code of conduct of the Company, to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures and fulfill speaking engagements and (C) manage personal investments, so long as such activities do not interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

(b) Compensation.

(i) Annual Base Salary. During the Employment Period, the Employee shall receive an annual base salary (“Annual Base Salary”) of $425,000; provided, however, that the Annual Base Salary shall be increased to $445,000 on May 1, 2011 and shall be increased to $465,000 on May 1, 2012. No increase in Annual Base Salary shall limit or reduce any other right of or obligation to the Employee under this Agreement. Annual Base Salary shall not be reduced at any time (including after any such increase), and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Salary Share Units. During the Employment Period, the Employee shall receive salary share units (“Salary Share Units”) at an annual rate of $250,000, which shall be payable in equal installments on the Company’s regular bi-weekly payroll dates. Salary Share Units shall be granted under the Company’s 2005 Stock Option and Incentive Plan (the “2005 Plan”) or a successor plan, shall be subject to the terms of the 2005 Plan and the applicable grant agreement, shall be 100% vested upon grant and will be settled in fully transferable Company stock on the following dates: (A) Salary Share Units granted during 2010 will be settled in transferable shares on January 15, 2011 (subject to approval of the Compensation Committee, which approval shall be sought on March 31, 2010), (B) Salary Share Units granted during 2011 will be settled 50% in transferable shares on January 15, 2012 and 50% on January 15, 2013, and (C) Salary Share Units granted during 2012 will be settled 50% in transferable shares on January 15, 2013 and 50% on January 15, 2014. Except as otherwise determined by the Company, in no event shall Salary Share Units be taken into consideration for purposes of any compensation or benefit plan of the Company or any of its affiliates. To the extent permissible under Applicable Law (as defined below), in the event the Company repays its obligation to the Department of the Treasury under the Troubled Asset Relief Program (“TARP”) during the Employment Period, any Salary Share Units that have not been paid to the Employee as of the date of such repayment may be paid, as mutually agreed between the Company and the Employee, in the form of stock options, restricted stock, Value Sharing Plan units or such other form of consideration, or a combination thereof, with an equivalent value.

(iii) Special Payments. Within five (5) days following the Effective Date, the Company will pay the Employee a lump sum cash payment in the amount of $1,100,000 (the “Special Payment”); provided the Employee’s employment has not been terminated prior to such payment date by the Company for Cause or by the Employee other than for Good Reason. Notwithstanding the foregoing, in no event shall the Special Payments be taken into consideration for purposes of any compensation or benefit plan of the Company or any of its affiliates.

(iv) Upfront Restricted Stock; Annual Restricted Stock Grants. As soon as practicable after the Effective Date, the Company shall grant the Employee the number of shares of restricted stock of the Company equal to $325,000, divided by the “Fair Market Value” (within the meaning of the 2005 Plan) of a share of Company Common Stock on the date such shares of restricted stock are granted (the “Upfront Restricted Stock”). The restrictions on the Upfront Restricted Stock shall lapse on December 31, 2010, provided the Employee is still employed by the Company as of such date and shall otherwise be subject to the terms of the 2005 Plan and the award agreement evidencing the grant of such Upfront Restricted Stock. In addition, in April 2011 and April 2012, the Company shall grant the Employee the number of shares of restricted stock of the Company (“Annual Restricted Stock”) equal to up to $347,500 and $357,000, respectively, in each case provided the Employee is still employed by the Company as of the date of grant. Each Annual Restricted Stock grant is intended to qualify as “long-term restricted stock” (within the meaning of the TARP Standards for Compensation and Corporate Governance; Interim Final Rule, as amended (the “Interim Final Rule”), promulgated under the Emergency Economic Stabilization Act of 2008, as amended by the American Reinvestment and Recovery Act of 2009) and will vest on the second anniversary of the date of grant and will become transferable in accordance with the terms of the applicable grant agreement. To the extent permissible under the Interim Final Rule, as may be amended or finalized, in the event the Company repays its obligation to the Department of Treasury under TARP during the Employment Period, any Annual Restricted Stock that has not been granted to the Employee as of the date of such repayment may be granted, as mutually agreed by the Company and the Employee, in the form of stock options, restricted stock or Value Sharing Plan units with an equivalent value.

(v) Make-Whole Payments.

(A) Employee Options. If the Employee’s former employer fails to honor a notice of exercise by the Employee of any of the vested or unvested stock options listed on Schedule A (the “Employee Options”) at any time within two years of the Effective Date, then the Company shall reimburse the Employee in cash for the Fair Value (as defined in Section 2(b)(v)(D)) of any Employee Options that the former employer has failed to honor and any other Employee Options with respect to which the Employee has received written notice of non-vesting or forfeiture from the former employer (collectively, the “Forfeited Options”); provided that the Employee has complied with his obligations under Section 2(b)(v)(C).

(B) Employee RSRs. If the Employee’s former employer fails to settle the restricted share rights listed in Schedule A (the “Employee RSRs”) in accordance with the vesting schedule set forth for such Employee RSRs in Schedule A, either (1) on the grounds that the Employee has allegedly violated the restrictive covenants in the award agreement governing such Employee RSRs or (2) for any other reason, then the Company shall reimburse the Employee in cash for the Fair Value (as defined in Section 2(b)(v)(D)) of any Employee RSRs that the former employer has failed to settle in accordance with the applicable vesting schedule or with respect to which the Employee has received written notice of non-vesting or forfeiture from the former employer (collectively, the “Forfeited RSRs”); provided that the Employee has complied with his obligations under Section 2(b)(v)(C), and provided further that the Employee has demonstrated, to the reasonable satisfaction of the Company, that he has not violated the restrictive covenants in the award agreement governing such Employee RSRs.

(C) Enforcement of Legal Rights. The Employee shall diligently pursue appropriate legal remedies against his former employer to enforce his rights with respect to the Employee Options and Employee RSRs and will consult with the Company concerning the appropriateness of the legal remedies pursued. The Company shall promptly reimburse the Employee for his costs, including reasonable attorneys’ fees, as incurred, in connection with the pursuit of such legal remedies. Notwithstanding the foregoing, in the event that the Employee’s former employer fails to settle any of the Employee RSRs in accordance with the vesting schedule set forth for such Employee RSRs in Schedule A on the grounds that the Employee has allegedly violated the restrictive covenants in the award agreement governing such Employee RSRs, the Employee shall bear the initial cost of pursuing appropriate legal remedies against his former employer to enforce his rights with respect to such Employee RSRs; provided, however, that the Company shall promptly reimburse the Employee for any such costs incurred by the Employee, including reasonable attorneys’ fees, if the former employer subsequently settles the Employee RSRs in response to the legal action taken by the Employee, as the result of either a negotiated settlement (which need not be written) or an order entered by a court of law in favor of the Employee.

(D) For purposes of Section 2(b)(v), “Fair Value” shall mean the fair value of the Employee Options or Employee RSRs as of the Effective Date as mutually agreed upon between the Company and the Employee; provided, however, that if the Company and the Employee are unable to agree upon the fair value of such Employee Options or Employee RSRs, then such valuation shall be made by a nationally recognized investment banking firm, as mutually agreed upon by the Company and the Employee, using the valuation methodology and assumptions that such investment banking firm would use if it were valuing such Employee Options and Employee RSRs for purposes of determining the price that a willing buyer might pay a willing seller for such Employee Options and Employee RSRs. The Company shall be solely responsible for paying the fees and other costs of such investment banking firm. Within fourteen (14) days following the Effective Date, the Company shall establish and fund a rabbi trust with an amount in cash equal to the aggregate Fair Value of the Employee Options and Employee RSRs. The Company shall pay the Fair Value of (i) the Forfeited Options to the Employee no later than the second anniversary of the Effective Date or as promptly thereafter as permitted under Applicable Law and (ii) the Forfeited RSRs no later than ten (10) business days following the vesting date set forth on Schedule A on which such Forfeited RSRs were required to be settled or as promptly thereafter as permitted under Applicable Law. Notwithstanding the foregoing, in the event that the Employee pursues legal remedies (as described in Section 2(b)(v)(C) above) and no resolution has been reached within six months after commencement of such legal remedies, the Company shall pay the Employee the applicable Fair Value of the disputed Employee Options and Employee RSRs within ten (10) days following the end of such six-month period; provided, however, that in the event the Employee prevails on such legal remedies, he shall promptly reimburse the Company in the amount equal to the lesser of the Fair Value of such disputed Employee Options and Employee RSRs and the amount received by the Employee from his former employer in respect of such disputed Employee Options and Employee RSRs.

(c) Benefits.

(i) Employee Benefit Plans. Except as otherwise provided herein, during the Employment Period, the Employee shall be entitled to participate in all employee benefit and other plans, practices, policies and programs and fringe benefits (including, but not limited to, profit sharing and 401(k) plan participation, deferred compensation plan participation and health insurance) on a basis no less favorable than that provided to other senior officers of the Company.

(ii) Relocation; Temporary Housing; Travel Expenses. During the Employment Period, the Company shall reimburse or pay the Employee for (i) reasonable costs of moving from Calabasas, California to Salt Lake City, Utah for the Employee and his family, including relocation of household goods, reimbursement for rental car expenses until final relocation to Utah and up to a 6% commission on the sale of the Employee’s Calabasas, California home, (ii) a temporary housing allowance for temporary living expenses in Salt Lake City, Utah through the earlier of August 31, 2010 or the last day of the month in which the closing of the sale of the Employee’s Calabasas, California house occurs in an amount equal to $2,000 per month, (iii) expenses for a reasonable number of house-hunting trips for the Employee and his spouse between California and Utah (or, alternatively, trips from Utah to California), and (iv) expenses for weekend travel between Utah and California through the earlier of August 31, 2010 or the date of the closing of the sale of the Employee’s Calabasas, California home. The relocation expenses described in clauses (i), (iii) and (iv) of the preceding sentence shall be reimbursed promptly upon submission of expenses, and the relocation expenses described in clause (ii) of the preceding sentence shall be paid on the first payroll date of each calendar month. In addition, in the event the Employee’s house in Calabasas, California has not been sold, and is not under contract for sale, by August 31, 2010 (or if it is under contract, but the sale fails to close within 30 days of such date), the Company will offer to buy the house at an amount determined based on the average of the appraisals of fair market value priced to sell within sixty days by two mutually agreed-upon independent appraisers. In the event that the Company is obligated to offer to buy the Employee’s house in Calabasas, California in accordance with the preceding sentence, the Company shall continue to pay the relocation expenses described in clauses (ii) and (iv) of the first sentence of this Section 2(c)(ii) through September 30, 2010 (if the house is under contract for sale on August 31, 2010) or the last calendar day of the month in which the Company and the Employee close on the Company’s purchase of the house. In addition to the foregoing, the Company will reimburse the Employee for any income tax incurred on taxable relocation benefits, including any income tax incurred in connection with the Company’s purchase of the Employee’s home.

(iii) Fitness Club Fees. During the Employment Period, the Company shall reimburse the Employee for fees for a fitness club membership in an amount up to $150 per month.

(iv) Vacation. During the Employment Period, the Employee shall be entitled to four weeks of paid vacation each calendar year. During 2010, the Employee may take up to four weeks of paid vacation, regardless of the number of days actually accrued under the Company’s vacation policy.

(v) Indemnification. To the extent permitted by law, the Company shall indemnify the Employee against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the Employee’s status as a director, officer, employee and/or agent of the Company or any of its subsidiaries during the Employee’s employment. In addition, to the extent permitted by law, the Company shall pay or reimburse any expenses, including reasonable attorneys’ fees, that the Employee incurs in investigating and defending any actual or threatened action, suit or proceeding for which the Employee may be entitled to indemnification under this Section 2(c)(v).

3. Termination of Employment.

(a) Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. If the Company determines in good faith that the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Employee written notice in accordance with Section 13(b) of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, “Disability” shall have the meaning given such term in, and shall be determined in accordance with, the long-term disability plan of the Company or its affiliates in which the Employee participates.

(b) Cause. During the Employment Period, the Company may terminate the Employee’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean that the Employee:

(i) repeatedly fails to report to work other than as a result of illness, Disability, paid leave or agreed upon unpaid leave; or

(ii) is (A) convicted of, or pleads guilty or nolo contendere to, a misdemeanor involving fraud, theft or embezzlement or a felony, or (B) otherwise disqualified or barred by any governmental or regulatory authority from serving in the capacity contemplated by this Agreement.

Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee had committed an act set forth above in this Section 3(b) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his legal representatives to contest the validity or propriety of any such determination.

(c) Good Reason. The Employee’s employment may be terminated by the Employee with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Employee:

(i) a material and adverse change in the Employee’s position with the Company after the Effective Time as set forth in Section 2(a)(i) or the failure to provide the Employee with authority, responsibilities and reporting relationships consistent with such position;

(ii) any failure by the Company to comply with any of the provisions of Section 2(b) or 2(c), other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly (but in no event more than 15 days) after receipt of notice thereof given by the Employee;

(iii) the Company relocating the Employee’s principal work location to a location that is more than fifty (50) miles from the Employee’s principal work location on the Effective Date; or

(iv) any purported termination by the Company of the Employee’s employment otherwise than as expressly permitted by this Agreement.

For the avoidance of doubt, expiration of the Employment Period in accordance with Section 1 hereof, shall not be deemed to be a termination of the Employee’s employment without Cause and shall not entitle the Employee to terminate his employment for Good Reason.

(d) Notice of Termination. Any termination by the Company or by the Employee shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.

(e) Date of Termination. “Date of Termination” means the date specified in the Notice of Termination which shall not be less than 30 days nor more than 60 days after the date such notice is given, provided, however, that, if the Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

4. Obligations of the Company upon Termination.

(a) Other than for Cause; For Good Reason. If, during the Employment Period, the Company shall terminate the Employee’s employment other than for Cause or Disability, or the Employee shall terminate employment for Good Reason, the Company shall have no further obligations to the Employee other than, to the extent permitted under Applicable Law:

(i) within 10 days after the Date of Termination, the Company shall pay to the Employee (A) in a lump sum in cash an amount equal to the sum of the Employee’s earned but unpaid Annual Base Salary and accrued but unused vacation time accrued through the Date of Termination and (B) any earned but unpaid Salary Share Units;

(ii) the Company shall pay to the Employee in a lump sum in cash an amount equal to the sum of (A) the amount of the Employee’s Annual Base Salary that would have been payable to the Employee from the Date of Termination through the third anniversary of the Effective Date; (B) any amount of the Special Payment that has not yet been paid on the Date of Termination; (C) the unpaid dollar amount of any Salary Share Units that would have been payable to the Employee from the Date of Termination through the third anniversary of the Effective Date, and (D) the unpaid dollar amount of any award of Upfront Restricted Stock and of Annual Restricted Stock that the Company is obligated to grant to the Employee under Section 2(b)(iv) that has not yet been granted to the Employee on the Date of Termination;

(iii) through the third anniversary of the Effective Date, the Company shall continue to provide medical, life insurance, dental and other welfare benefits to the Employee, his spouse and his eligible dependents on the same basis and at the same cost as such benefits are then currently provided to the Employee (the “Welfare Benefits”); provided that such benefits shall be secondary to any other coverage obtained by the Employee;

(iv) all outstanding Company stock options, restricted stock and other equity awards (including, but not limited to, the Upfront Restricted Stock and the Annual Restricted Stock) shall become immediately vested and any Value Sharing Plan units shall be deemed immediately earned and vested at target; and

(v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company and its affiliated companies through the Date of Termination other than any severance plan, program, policy, agreement or other arrangement of the Company and its affiliates, (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death; Disability. If, during the Employment Period, the Employee’s employment shall terminate on account of death or Disability, the Company shall have no further obligations to the Employee other than to provide the Employee (or his estate) (i) the Employee’s earned but unpaid Annual Base Salary and Salary Share Units and accrued but unused vacation time accrued through the Date of Termination, (ii) all outstanding Upfront Restricted Stock and the Annual Restricted Stock, which shall become immediately vested, (iii) any other stock options, restricted stock and other equity or non-cash awards (including, but not limited to, the Salary Share Units) that the Employee (or his estate) is entitled to retain under the terms of the plan or agreement under which such awards were granted, and (iv) the Other Benefits. In addition, in the event of termination of the Employee’s employment on account of Disability, the Employee shall also be entitled to receive the Welfare Benefits and such benefits, including compensation, in accordance with the terms of any long-term disability plan of the Company in which the Employee participates.

(c) For Cause; Other than for Good Reason. If, during the Employment Period, the Company shall terminate the Employee’s employment for Cause or the Employee terminates his employment without Good Reason, the Company shall have no further obligations to the Employee other than the obligation to pay to the Employee (i) the Employee’s earned but unpaid Annual Base Salary and Salary Share Units and accrued but unused vacation time accrued through the Date of Termination, (ii) any outstanding stock options, restricted stock and other equity or non-cash awards (including, but not limited to, the Salary Share Units, Upfront Restricted Stock and the Annual Restricted Stock) that the Employee is entitled to retain under the terms of the plan or agreement under which such awards were granted, and (iii) the Other Benefits.

(d) Release of Claims. The Company’s obligation to provide the benefits described in Section 4(a)(ii) through (iv) shall be subject to the Employee’s execution, delivery and nonrevocation (within any applicable revocation period) within fifty-five (55) days following the Date of Termination of a general release of claims in form reasonably satisfactory to the Company providing for a full release of any claims the Employee may have against the Company and its affiliates and their officers, directors, employees, stockholders and agents. The Company shall provide the Employee with a copy of such general release on the Date of Termination. The payments set forth in Section 4(a)(ii) and (iv) shall be made on the second business day following the expiration of any applicable revocation period, and the Welfare Benefits described in Section 4(a)(iii) shall commence on such payment date, with coverage retroactive to the Date of Termination.

5. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may otherwise have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.

6. Change in Control Agreement. On the Effective Date, the Employee shall be entitled to enter into a change in control agreement with the Company on the same terms as the agreement provided to similarly situated employees of the Company, a copy of which is attached hereto as Appendix A (including any subsequent amendment or replacement of such agreement, the “Change-in-Control Agreement”). The initial term of the Change-in-Control Agreement shall commence on the Effective Date and continue in effect through December 31, 2013. This Agreement shall not be deemed to relate to the same subject matter as the Change-in-Control Agreement, and notwithstanding any provision of Section 16 of the Change-in-Control Agreement, this Agreement shall not be in any way superseded, terminated or cancelled by the execution and delivery of the Change-in-Control Agreement. In the event of a termination of the Employee’s employment following a “Change in Control” (as defined in such Change-in-Control Agreement), the Employee shall be entitled to receive the higher of (i) the amount of the severance payments and benefits that he is entitled to receive under the Change-in-Control Agreement and (ii) the amount of the severance payments and benefits that he is entitled to receive under Section 4 of this Agreement.

7. Confidential Information.

(a) Confidential Information. The Employee hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its affiliates and their strategic plan and financial operations . The Employee further recognizes and acknowledges that all such confidential information is the exclusive property of the Company or its affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Employee hereby covenants and agrees that he will use such confidential information for the benefit of the Company and its affiliates only and shall not at any time, directly or indirectly, during the Employment Period or thereafter divulge, reveal or communicate any such confidential information to any person, firm, corporation or entity whatsoever, or use any such confidential information for his own benefit or for the benefit of others. Notwithstanding the foregoing, the Employee shall be authorized to disclose such confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure, (ii) in any criminal proceeding against him after providing the Company with prior written notice and an opportunity to seek protection for such confidential information and (iii) with the prior written consent of the Company. Confidential information shall not include any information that is or becomes known in the industry or generally known to the public, other than as a result of the Employee’s breach of his obligations under this Section 7(a).

(b) The Employee and the Company acknowledge and agree that the Company has legitimate business interests to protect relative to Employee, including trade secrets and other valuable confidential and proprietary business information. Employee agrees that the restrictions contained in this Section 7 are necessary and reasonable for the protection of the legitimate business interests of the Company and its affiliates described above, and Employee agrees to waive any objection to the enforcement of this covenant and that any breach of this Section 7 will cause the Company and its affiliates substantial and irrevocable damage and, therefore, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief, without the need to post a bond or other security.

(c) Employee specifically recognizes and affirms the covenant contained in Section 7(a) is a material and important term of this Agreement which has induced the Company to provide for the award of the compensation provided hereunder, the disclosure of confidential information referenced herein, and the other promises made by the Company herein.

8. Successors.

(a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

9. Disputes.

(a) Mandatory Arbitration. Subject to the provisions of this Section 9, any controversy or claim between the Employee and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Section 7, except for any such controversy or claim arising out of or relating to or concerning injunctive relief for the Employee’s breach or purported breach of Section 7, which the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security) or any aspect of the Employee’s employment with the Company or the Seller or the termination of that employment (together, an “Employment Matter”) shall be finally settled by binding arbitration in Salt Lake City, Utah administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. A decision must be rendered within 10 days after the parties’ closing statements or submission of post-hearing briefs and all expenses of arbitration shall be borne by the Company.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Utah applicable to contracts made and to be performed entirely within that State. The Employee agrees to exclusive venue and jurisdiction in Salt Lake City, Utah.

(c) Costs. To the extent permitted by law, the Company shall pay or reimburse any reasonable expenses, including reasonable attorney’s fees, the Employee incurs as a result of any Employment Matter, provided, however, that if in any such arbitration proceeding, litigation proceeding or other legal action, the arbitrator or court determines that the Employee has presented or defended any issue in such proceeding or action in bad faith, such arbitrator or court, as the case may be, may allocate the portion of such costs and expenses relating to such issue between the Company and the Employee in any other manner deemed fair, equitable and reasonable by such arbitrator or court; provided further, however, that in no event shall the Employee be required to reimburse the Company for any of the Company’s costs and expenses relating to any such proceeding or action.

10. Compliance with Applicable Law. In no event shall any payment, benefit or grant be paid, provided, made or issued (and no payment or benefit in any other form will be made) to the Employee, unless such payment, benefit or grant complies with the provisions of TARP under the Emergency Economic Stabilization Act of 2008, including the Interim Final Rule and any other rules and regulations thereunder, as amended (collectively, “Applicable Law”). This Agreement is subject to and shall be, to the fullest extent possible, interpreted to be consistent with Applicable Law. In the event of any conflict, the provisions of Applicable Law control over the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall any payment, benefit or grant under this Agreement vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of Applicable Law. In the event of any such violation, the Company and the Employee will cooperate in good faith to endeavor to meet the requirements of Applicable Law in a manner which preserves to the greatest extent possible the intent and purposes of this Agreement.

11. Regulatory Approvals. The Company represents and warrants that it has obtained, on or prior to the date hereof, all regulatory approvals required to be obtained by the Company in order to enter into this Employment Agreement.

12. Attorneys’ Fees. The Company will pay the reasonable fees of the Employee’s attorney in connection with the negotiation and documentation of this employment agreement within thirty (30) days of receipt of an invoice covering such fees.

13. Miscellaneous.

(a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the Employee’s address last shown on the Company’s records.

If to the Company:

Zions Bancorporation

Attention:         Thomas E. Laursen

       Senior Vice President & General Counsel

Address:          One South Main Street, Suite 1134

      Salt Lake City, Utah 84111

Telecopy	Number: (801) 524-2129

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder, including, without limitation, the right of the Employee to terminate employment for Good Reason pursuant to Section 3(c) or the Company’s right to terminate the Employee for Cause pursuant to Section 3(b), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) From and after the Effective Date, this Agreement shall supersede any other employment and severance agreements between the parties, (and the Employee shall not be eligible for severance benefits under any plan, program or policy of the Company), other than the Change-in-Control Agreement described in Section 6 hereof, and shall supersede and replace in its entirety the confidentiality agreement the Employee entered into prior to the date hereof with the Company upon commencement of negotiations related to his potential employment by the Company.

(g) Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.

(h) This Agreement is intended to comply, with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (to the extent applicable) and the Company agrees to interpret, apply and administer this Agreement in accordance with that intention. To the extent that any payments to be provided to the Employee under this Agreement result in the deferral of compensation under Section 409A of, and if the Employee is a “specified employee” as determined pursuant to Section 409A as of the date of the Executive’s “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Employee to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following the Employee’s “separation from service” shall be paid or provided to the Employee in a cash lump-sum on the first business day of the seventh calendar month following the month in which the Employee’s “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(i) Except as required by law, the Employee will (i) keep this Agreement confidential and will not disclose to anyone, other than his immediate family and legal, tax or financial advisors, the contents of this Agreement and (ii) cause any person to whom the Employee discloses the content of this Agreement to keep such information confidential and to not disclose such information.

(j) This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. Any signature to this Agreement that is delivered by facsimile or other electronic media shall be binding on the executing party.

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ZIONS BANCORPORATION

By:	/s/ Harris H. Simmons
Name:	Harris H. Simmons
Title:	President and Chief Executive Officer

EMPLOYEE

/s/ Kenneth Peterson
Kenneth Peterson